Exhibit 99.1

Executive Base Salaries and Target Award Amounts under Red Hat, Inc.’s Executive Variable Compensation Plan for the Fiscal Year Ending February 28, 2018

Name of Executive	Base Salary (effective as of May 17, 2017)	FY2018 EVCP Target Award Amount
James M. Whitehurst	$1,000,000	$1,500,000
Eric Shander	$450,000	$360,000
Paul Cormier	$700,000	$700,000
Arun Oberoi	$530,000	$530,000
Michael Cunningham	$490,000	$392,000